Exhibit 28 (j) (2) under Form N-1A
Exhibit (23) under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees of Federated Money Market Obligations Trust:

We consent to the use of our reports dated September 22, 2020, with respect to the financial statements of Federated Hermes Government Obligations Fund, Federated Hermes Government Obligations Tax-Managed Fund, Federated Hermes Prime Cash Obligations Fund, Federated Hermes Institutional Prime Obligations Fund, Federated Hermes Institutional Prime Value Obligations Fund, and Federated Hermes Treasury Obligations Fund, six portfolios of the Money Market Obligations Trust, as of July 31, 2020, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP

Boston, Massachusetts

September 22, 2020